Exhibit 4.4

Harbin Yew Science and Technology Development Co., Ltd.

Equity Transfer Agreement

This Agreement is executed by and between the following parties as of February 23, 2010 in Harbin.

Transferor: Heilongjiang Hongdoushan Ecology Forest Co., Ltd (hereinafter referred to as “Party A”)

Address: No. 234, Gexin Street, Nangang District, Harbin

Transferee: Heilongjiang Jinshangjing Bio-Technology Development Co.,

Limited (hereinafter referred to as “Party B”)

Address: 5F, Section B, #18, Hengshan Street, Xiangfang District, Harbin

The registered capital of Harbin Yew Science and Technology Development Co., Ltd (hereinafter referred to as the “Target Company”) is RMB 45,000,000, among which, Party A’s capital contribution is RMB 4,780,000 and accounts for 10.62% of the total share capital. In accordance with relevant laws and regulations, the Parties reach the following agreement through negotiation in good faith:

Article 1 Subject of Equity Transfer

1.1 Party A shall transfer 10.62% of the equity interest of the Target Company held by it to Party B.

1.2 All other rights attached to the equity interest shall be transferred along the transfer of the equity interest.

Article 2 Representations and Warranties

2.1 Party A’s Representations and Warranties

2.1.1 Other shareholders have explicitly given up their rights of first refusal.

2.1.2 Before the execution of this Agreement, Party A did not execute any contract, agreement or other documents which contain any clause prohibiting or restricting the transfer of the target equity interest.

2.1.3 As of the execution of this Agreement, Party A has full, valid and sufficient ownership and right of disposal with respect to the equity interest transferred to Party B under Article 1.

2.1.4 Party A represents to assume all economic and legal responsibilities arising from its breach of the above representations and warranties and compensate Party B against all losses may occur.

2.2 Party B’s Representations and Warranties

2.2.1 Party B is a legal entity organized and existing under the laws of the PRC.

2.2.2 Party B represents to assume all economic and legal responsibilities arising from its breach of the above representations and warranties and compensate Party A against all losses may occur.

Article 3 Liability for Breach

3.1 In the event either Party breaches its obligations under this Agreement and causes this Agreement could not be performed or could not be fully performed, the defaulting Party shall be liable for such breach (including liabilities for damages).

3.2 In the event any breach stipulated under this Agreement occurs, including breach of obligations, representations and warranties, the non-defaulting Party shall have the right to terminate this Agreement and shall have the right to require the other Party to assume liabilities for breach.

3.3 Neither party to this Agreement shall be liable for failure to perform this Agreement if the failure is attributable to force majeure.

Article 4 Resolution of Dispute

4.1 The execution, effectiveness, construction, performance and the resolution of disputes hereunder shall be governed by the laws of PRC.

4.2 In the event that any dispute arises with respect to the content and performance of this Agreement and the Parties cannot settle such dispute through negotiations, either Party shall have the right to submit the relevant dispute to the people’s court at the place where this Agreement is performed. Unless otherwise provided by the court, the costs of lawsuits and other lawsuits related expenses shall be assumed by the party loosing the lawsuits.

Article 5 Alternation and Amendment

5.1 Any alteration and amendments to this Agreement shall be made by the Parties through negotiation and shall be in writing.

5.2 Alteration and amendments to this Agreement are an integral part of this Agreement.

Article 6 Effectiveness and Copies

6.1 This Agreement shall become effective as of the date of being executed by the Parties.

6.2 This Agreement shall be executed in four original copies, each Party having one copy and the rest shall be used for completing relevant procedures.

Party A: (Sign)	Party B (Seal)

/s/ Zhiguo Wang	Legal Representative to Sign:	/s/ Guifang Qi

February 23, 2010